Exhibit 4.38

EXECUTION COPY

Date:  23 December 2003

ELAN CORPORATION, PLC.

ELAN PHARMA INTERNATIONAL LIMITED

ELAN INTERNATIONAL SERVICES, LTD.

ELAN PHARMACEUTICALS, INC.

MONKSLAND HOLDINGS BV

AND

AMARIN CORPORATION PLC.

AMENDMENT AGREEMENT

•                  Amended and Restated Master Agreement, 4 August 2003

•                  Amended and Restated Asset Purchase Agreement (Carnrick products), 29 September 1999 as amended and together with Amendment Agreement, 4 August 2003

•                  Loan Agreement, 28 September 2001, as amended by Deeds of Variation Nos. 1-4

•                  Amended and Restated Distribution, Marketing and Option Agreement (Permax®), 28 September 2001, as amended by Deeds of Variation Nos. 1&2

INDEX

1.	DEFINITIONS AND INTERPRETATION

2.	AMENDMENTS TO THE MASTER AGREEMENT

3.	AMENDMENTS TO THE LOAN AGREEMENT

4.	AMENDMENT TO THE PERMAX AGREEMENT

5.	AMENDMENTS TO CARNRICK AGREEMENTS

6.	LIMITED WAIVER

7.	REPRESENTATIONS, WARRANTIES AND CERTIFICATE

8.	MISCELLANEOUS

THIS DEED is executed and delivered the 23rdDecember 2003

BETWEEN:

(1)                                 ELAN CORPORATION, PLC., a public limited company incorporated in the Republic of Ireland, whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan Corp”)

(2)                                 ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland, whose registered office is at WIL House, Shannon Business Park, Shannon, Co Clare, Ireland (“EPIL”)

(3)                                 ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (“EIS”)

(4)                                 ELAN PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of Delaware, having a principal place of business in South San Francisco, California (“EP Inc”)

(5)                                 MONKSLAND HOLDINGS BV, a private company limited by shares incorporated in the Netherlands under registered number 33265127, whose registered office is at Amsteldijk 166, 1079 Amsterdam, Netherlands (“Monksland”)

(6)                                 AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG, England (“Amarin”)

RECITALS:

(A)                              Elan and Amarin are parties to the Original Agreements, as defined below.

(B)                                The Swedish Sale has been effected, the Net Proceeds thereof paid into the Proceeds Account (as those terms are defined in the Master Agreement and the Charge) and thence to Elan as required by the Master Agreement.

(C)                                Amarin wishes to further restructure its relationship with Elan, and accordingly the parties have agreed to do so upon the terms set out in this Amendment Agreement, the Bridging Loan Agreement (as defined below) and the Charge Amendment.

NOW IT IS AGREED in consideration of the mutual promises and undertakings set out herein as follows:

1.                                           DEFINITIONS AND INTERPRETATION

1.1.                                   Definitions:

In this Amendment Agreement:

“this Amendment Agreement” shall mean this amendment agreement and shall include the Recitals and Schedules hereto.

“Amendment Date” shall mean 23 December 2003.

“Bridging Loan Agreement” shall mean the bridging loan agreement between EP Inc and Amarin of the same date as this Amendment Agreement.

“Charge Amendment” shall mean the debenture amendment agreement between Amarin and Elan Corp as trustee, of the same date as this Amendment Agreement.

“Original Agreements” shall mean:

(i)                                     the Amended and Restated Master Agreement dated 4 August 2003 between Elan Corp, EPIL, EIS, EP Inc, Monksland and Amarin (“Master Agreement”);

(ii)                                  the Amended and Restated Option Agreement dated 4 August 2003 between EPIL and Amarin (“Zelapar Agreement”);

(iii)                               the Loan Agreement dated 28 September 2001 between Amarin and EPIL, as varied by (i) a Deed of Variation dated 19 August 2002, (ii) a Deed of Variation No. 2 dated 23 December 2002, (iii) a Deed of Variation No. 3 dated 27 January 2003, and (iv) a Deed of Variation No. 4 dated 4 August 2003 (“Loan Agreement”);

(iv)                              the Amended and Restated Distribution, Marketing and Option Agreement (Permax) dated 28 September 2001, by and between EP Inc and Amarin, as varied by (i) a Deed of Variation dated 27 January 2003 and (ii) a Deed of Variation No. 2 dated 4 August 2003 (“Permax Agreement”);

(v)                                 {the Amended and Restated Asset Purchase Agreement dated as of 29 September 1999 (which agreement concerned certain products known as the “Carnrick products”) by and between EP Inc and Amarin, as amended up to 3 August 2003 (“Carnrick Agreement”);

(vi)                              the Amendment Agreement No. 1 relating to the Carnrick Agreement, between EP Inc and Amarin dated 4 August 2003 (“Carnrick Amendment”); and

(vii)                           the Debenture between Amarin and Elan Corp as trustee dated 4 August 2003 (“Charge”) -

and “Original Agreement” shall have a corresponding meaning.

“Proceeds Account” shall have the same meaning as in the Charge, as amended.

“Zelapar Letter” shall mean the letter agreement between EPIL and Amarin of the same date as this Amendment Agreement relating to Zelapar®.

1.2.                                   Other Defined Terms and Interpretation:

Except as expressly set out in this Amendment Agreement:

1.2.1                             all defined terms shall have the same meaning as in the Master Agreement;

1.2.2                             references to clause or section numbers shall be to those of the appropriate Original Agreement; and

1.2.3                             this Amendment Agreement shall otherwise be interpreted in the same manner as the Master Agreement.

2.                                           AMENDMENTS TO THE MASTER AGREEMENT

The Master Agreement is hereby amended with effect from the Amendment Date as follows:

2.1.                                   Each reference to the “Carnrick Agreement”, the “Loan Agreement”, and the “Permax Agreement” is deemed a reference to those agreements as amended (where applicable) by the respective August 2003 Amendments (as defined in the Master Agreement) and by this Amendment Agreement.

2.2.                                   The definition of “Carnrick Amendment” is deleted and replaced by the following:

“ “Carnrick Amendment” shall mean the Amendment Agreement No. 1 relating to the Carnrick Agreement, dated 4 August 2003, as amended by the Amendment Agreement dated 23 December 2003.”

For the avoidance of doubt, it is hereby acknowledged that the reference in the Master Agreement to “Amendment Agreement No. 2” was in error and was intended to read “Amendment Agreement No. 1”.

2.3.                                   The definition of “Charge” is deleted and replaced by the following:

“ “Charge” shall mean the debenture, being a fixed and floating charge over the entire assets and business of Amarin, in favour of Elan Corp as trustee for itself, EPIL, EIS, EP Inc and Monksland, dated 4 August 2003, as amended by the debenture amendment agreement dated 23 December 2003 between the same parties.”

2.4.                                   The definition of “Demandable Date” is deleted and replaced by the following:

“ “Demandable Date” shall mean the soonest of:

(a)          one (1) business day after the receipt by Amarin of Net Proceeds of the Legacy Sale, Swedish Sale and Further Equity Financing of not less than:

(i)             US$30,000,000 (thirty million dollars) if the same is prior to 31 December 2003;

(ii)          US$31,500,000 (thirty one million five hundred thousand dollars) if thereafter;

(b)         a Change of Control; and

(c)          31 March 2004.”

2.5.                                   The definition of “Elan Agreements” is amended by:

2.5.1                             the elimination from paragraph (c) of the word “and”;

2.5.2                             the addition to the end of paragraph (d) of the word “and”;

2.5.3                             the addition of the following paragraph (e):

“the Bridging Loan Agreement between EP Inc and Amarin dated 23 December 2003”

and

2.5.4                             the addition before the words “and “Elan Agreement” shall have a corresponding meaning” of the following words:

“(in the case of (a) to (c) as amended by the Amendment Agreement between Elan and Amarin dated 23 December 2003) …”

2.6.                                   The definition of “Outstanding Amounts” is deleted and replaced by the following:

“ “Outstanding Amounts” shall mean such of the Deferred Payment, Loan and Total Divestiture Amount as may be outstanding at a given time, whether or not immediately due, including the Relevant Payments.  Solely for the purpose of Clause 9 of this Agreement, “Outstanding Amounts” shall also include the Bridging Loan (as that expression is defined in the Bridging Loan Agreement between EP Inc and Amarin dated 23 December 2003), as is outstanding at any given time, whether or not due.”

2.7.                                   The definition of “Zelapar Agreement” is deleted and replaced by the following:

“ “Zelapar Agreement” shall mean the Amended and Restated Option Agreement (Zelapar), between EPIL and Amarin dated 4 August 2003, as amended by a letter agreement between the same parties dated 23 December 2003.”

2.8.                                   In each of Clauses 4 (Limited Waiver (Permax)), 5.1 (Moratorium), and 7 (Use of Proceeds of Asset Sale), the date “31 December 2003” is amended to read “31 March 2004”.

2.9.                                   Clause 8.1 (Conditional Release) is amended by the deletion of the words “Elan receives …” through “… from Amarin” and the substitution therefore of the words:

“Elan receives:

(a)          prior to 31 December 2003, a cumulative total of US$30,000,000 (thirty million dollars); or

(b)         prior to 31 March 2004, a cumulative total of US$31,500,000 (thirty one million five hundred thousand dollars) -

from Amarin …”

2.10.                             Clause 9.1 (Use of Proceeds of Asset Sales) is amended by the deletion of the date “30 June 2004” and the substitution therefor of the date “31 September 2004”.

2.11.                             A new Clause 10.7 is added as follows:

“10.7                Multiple Sales - Calculation:

Without prejudice to any right Elan may have under the Charge or any other agreement, in the event that the Legacy Sale is made in conjunction with the sale of other assets, the Net Proceeds thereof shall be deemed to be the appropriate proportion of the gross proceeds less the same proportion of the applicable deductions; and the gross proceeds shall be calculated as follows:

10.7.1                       Elan may make a bona fide determination of the appropriate proportion of the gross proceeds of such sale applicable to the Legacy Sale by written notice to Amarin at any time up to three (3) business days after Amarin notifies Elan of the total gross proceeds;

10.7.2                       If Amarin disagrees with Elan’s determination, Amarin shall provide Elan with written notice to that effect within three (3) business days of Elan’s notice.  Amarin’s notice shall state Amarin’s determination of the appropriate proportion;

10.7.3                       Thereafter the matter shall be referred to an independent chartered accountant (the “Expert”) appointed by Elan and reasonably acceptable to Amarin (or in default of agreement as to the Expert’s identity, within fourteen (14) days, by a judge of the High Court of England).  The Expert shall determine which determination is closer, and such determination shall prevail in its entirety.  The Expert’s costs shall be paid by the party whose estimate is not chosen by the Expert.

The Expert shall act as an expert and not as an arbitrator.  The Expert’s decision shall be final and binding except in the case of manifest or clerical error appearing within seven (7) days.”

2.12.                             Clause 11.1 (The Conversion Option) is amended by the deletion of the date “1 January 2004” and the substitution therefor of the date “1 April 2004”.

3.                                           AMENDMENTS TO THE LOAN AGREEMENT

The Loan Agreement is hereby further amended with effect from the Amendment Date, as follows:

3.1.                                   In Clause 1, the definition of “Master Agreement” is deleted and replaced by the following:

“ “Master Agreement” shall mean that certain Amended and Restated Master Agreement dated 4 August 2003 between Elan Corporation, plc., Elan Pharma, Elan International Services, Ltd., Elan Pharmaceuticals, Inc., Monksland Holdings B.V. and Amarin, as amended by that certain Amendment Agreement dated 23 December 2003 between the same parties.”

3.2.                                   The definition of “Permitted Indebtedness” is deleted and replaced by the following:

“ “Permitted Indebtedness” means:

(a)                                  indebtedness arising under the Bridging Loan Agreement between EP Inc and Amarin dated 23 December 2003, which is not yet due;

(b)                                 indebtedness to trade creditors arising in the ordinary course of business; and

(c)                                  indebtedness incurred in association with any refinancing of the Loan.”

4.                                           AMENDMENT TO THE PERMAX AGREEMENT

The Permax Agreement is hereby further amended with effect from the Amendment Date, as follows:

4.1.                                   In Section 1.01, the definition of “Master Agreement” is deleted and replaced by the following:

“ “Master Agreement” shall mean that certain Amended and Restated Master Agreement dated 4 August 2003 between Elan Corporation, plc., Elan Pharma

International Limited, Elan International Services Limited, Elan, Monksland Holdings B.V. and Amarin, as amended by that certain Amendment Agreement dated 23 December 2003 between the same parties.”

5.                                           AMENDMENTS TO CARNRICK AGREEMENTS

5.1.                                   The Carnrick Amendment is hereby amended with effect from the Amendment Date as follows:

5.1.1                             by each reference to the “Master Agreement” being deemed to mean the Master Agreement as amended by this Amendment Agreement; and

5.1.2                             in Section 3.1.3 (Terms of Repayment) the date “31 December 2003” is amended to read “31st March 2004”.

5.2.                                   The Carnrick Agreement is hereby amended with effect from the Amendment Date, by the deletion of Article IV, Section 4.01(b)(ii) and the substitution therefor of the following:

“(ii) the balance of Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Deferred Payment”) in accordance with the provisions of that certain Amendment Agreement between the Seller and the Buyer dated 4 August 2003, as amended by that certain Amendment Agreement between Elan Corporation, plc., Elan Pharma International Limited, Elan International Services, Ltd., the Seller, Monksland Holdings BV and the Buyer dated 23 December 2003.”.

6.                                           LIMITED WAIVER

Subject to due execution by Amarin of the Bridging Loan Agreement and the certification referred to in Clause 7 being provided by Amarin, Elan hereby waives any right it has or may have had, up to and including the Amendment Date, arising by reason of Amarin’s failure prior to 15 December 2003 to pay the balance of the Proceeds Account to Elan to:

(a)                                  claim damages or other monetary remedy pursuant to the Master Agreement, the Loan Agreement and/or the Charge; and/or

(b)                                 declare it an “Event of Default” under the Loan Agreement.

Nothing in this Amendment Agreement is a waiver by Elan of any future breach by Amarin, nor does Elan waive any of these rights if the conditions above are not complied with.

7.                                           REPRESENTATIONS, WARRANTIES AND CERTIFICATE

7.1.                                   Amarin represents and warrants to Elan that:

7.1.1                             it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and perform its obligations under this Amendment Agreement, the Bridging Loan Agreement, the Charge Amendment, the Zelapar Letter and any ancillary documents pertaining thereto (together “Transaction Documents”), and its obligations under the Transaction Documents are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

7.1.2                             there are no agreements between Amarin and any third party that conflict with the Transaction Documents;

7.1.3                             it does not require any further consents or approvals to consummate the transaction contemplated by the Transaction Documents including:

7.1.3.1                           approval of its shareholders; or

7.1.3.2                           approval of NASDAQ;

7.1.4                             as of the date hereof, neither Amarin nor any of its Affiliates has any indebtedness, secured or unsecured, outstanding to any third party other than Permitted Indebtedness (as defined in the Loan Agreement);

7.1.5                             as of the date hereof and after giving effect to Clause 6:

7.1.5.1                           Amarin is not in breach of any agreement between itself on the one hand and Elan Corp or any of its Affiliates on the other; and

7.1.5.2                           no Event of Default has occurred as defined in the Loan Agreement;

7.1.6                             Amarin is able to pay its debts as they fall due and no Insolvency Event, as defined in the Master Agreement, has occurred.

7.1.7                             Amarin is not, to its best knowledge, having made diligent enquiry, in breach of any obligation under the Lilly Agreement.

7.2.                                   Immediately after execution of this Agreement, Amarin shall provide to Elan certification from a company officer that each of the warranties in Clause 7.1 is true.

8.                                           MISCELLANEOUS

8.1.                                   Confidentiality:

Except as provided in or anticipated by this Amendment Agreement, each party shall at all times during the continuance of this Amendment Agreement use its respective best endeavours to keep the contents of this Amendment Agreement confidential and accordingly shall not disclose details of the contents of this Amendment Agreement to any other person other than on a confidential basis.

8.2.                                   Announcements:

Subject to Clause 8.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party (Elan Corp in the case of Elan).

The terms of any such announcement shall be agreed in good faith by the parties.

8.3.                                   Required Disclosures:

A party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Amendment Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

8.3.1                             a valid order of a court or Governmental Authority; or

8.3.2                             any other requirement of law, regulation or any securities market or stock exchange;

PROVIDED THAT if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party or parties hereto prompt notice of such fact to enable the other party or parties hereto to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other party or parties hereto in connection with that other party’s or parties’ efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

8.4.                                   No Statements on Tax Treatment:

The parties acknowledge that neither has made any statement to the other, or had such a statement made to the other on its behalf, as to the tax consequences that may result for that other as a result of this Amendment Agreement or the transaction constituted by it.

8.5.                                   Assignment:

8.5.1                             Elan may assign this Amendment Agreement in whole or in part to any lawful assignee of the Original Agreements, as amended by this Amendment Agreement.

8.5.2                             Amarin shall not assign this Amendment Agreement without the prior written consent of Elan.

8.6.                                   Parties bound:

This Amendment Agreement shall be binding upon and enure for the benefit of parties hereto, their successors and permitted assigns.

8.7.                                   Severability:

If any provision in this Amendment Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws:-

8.7.1                             such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

8.7.2                             if it cannot be so amended without materially altering the intention of the parties, it will be deleted the validity, legality and enforceability of the remaining provisions of this Amendment Agreement shall not be impaired or affected in any way.

8.8.                                   Relationship of the parties:

8.8.1                             Nothing contained in this Amendment Agreement is intended or is to be construed to constitute any of the parties hereto as partners or members of a joint venture or any party as an employee of another party.

8.8.2                             No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind another party to any contract, agreement or undertaking with any third party.

8.9.                                   Amendments:

No amendment, modification or addition hereto shall be effective or binding on any party hereto unless set forth in writing and executed by a duly authorised representative of all parties hereto.

8.10.                             Waiver:

No waiver of any right under this Amendment Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Amendment Agreement.

8.11.                             Entire agreement:

8.11.1                       Each of the parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

8.11.2                       This Amendment Agreement, the Bridging Loan Agreement, the Charge Amendment and the Zelapar Letter together set forth all of the agreements and understandings between the parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof, but without prejudice to the Original Agreements except as expressly amended by this Amendment Agreement, the Charge Amendment and/or the Zelapar Letter, or except as expressly stated to any accrued rights or obligations under the Original Agreements.  There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Amendment Agreement, the Bridging Loan Agreement, the Charge Amendment and the Zelapar Letter.

8.11.3                       Nothing in this Clause 8.11 shall exclude any liability which any party would otherwise have to the other party or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

8.12.                             Governing law and jurisdiction:

8.12.1                       Clauses 4 and 5 of this Amendment Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without reference to its conflicts of laws principles.

8.12.2                       Subject to the foregoing, this Amendment Agreement shall be governed by and construed in accordance with English law.

8.12.3                       For the purposes of this Agreement the parties submit to the jurisdiction of the English courts.

8.13.                             Notice:

8.13.1                       Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post, reputable overnight courier or fax to:

Elan at

Elan International Services Ltd.

102 St. James Court

Flatts,

Smiths FL04

Bermuda

Attention:	Secretary
Fax:	+1 441 292 2224

Amarin at

7 Curzon Street

London

W1J 5HG

England

Attention:	General Counsel & Company Secretary
Fax:	+44 20 7499 9004

or to such other address(es) and fax numbers as may from time to time be notified by either party to the other hereunder.

8.13.2                       Any notice sent by mail shall be deemed to have been delivered within 7 working days after despatch or delivery to the relevant courier and any notice sent by fax shall be deemed to have been delivered upon confirmation of receipt.  Notice of change of address shall be effective upon receipt.

8.14.                             Further assurances:

At the request of any of the parties, the other party or parties shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute all such documents, and so all such acts and things as may reasonably be required subsequent to the signing of this Amendment Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

8.15.                             Counterparts:

This Amendment Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Amendment Agreement.

8.16.                             Contracts (Rights of Third Parties) Act 1999:

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

IN WITNESS whereof the parties have executed and delivered this Amendment Agreement as a Deed on the date first above written.

[Signature Pages: Amendment Agreement]

The Common Seal of	)
ELAN CORPORATION, PLC.	)
was hereunto affixed in the presence of:	)

Director

Director / Secretary

The Common Seal of	)
ELAN PHARMA INTERNATIONAL	)
LIMITED	)
was hereunto affixed in the presence of:	)

Director

Director / Secretary

The Common Seal of	)
ELAN INTERNATIONAL	)
SERVICES, LTD.	)
was hereunto affixed in the presence of:	)

Director

Director / Secretary

EXECUTED and delivered as a Deed by:
ELAN PHARMACEUTICALS, INC.

Name:
Title:

SIGNED and delivered as a Deed		)
by		)
as attorney for		)
MONKSLAND HOLDINGS BV		)
in the presence of:		)

Signature of witness

EXECUTED and delivered as a Deed by:		)
AMARIN CORPORATION, PLC.		)
)
acting by:	Director	)
)
Director / Secretary		)